Exhibit 15.1

Onestop Assurance PAC 10 Anson Road #06-05 International Plaza Singapore 079903 Tel: 9644 9531 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No, 333-269513, 333-266092, 333-263483 and 333-253408) and Form F-3 (No. 333-279954) , of our report dated April 25, 2025, relating to the consolidated financial statements of X3 HOLDINGS CO., LTD. (formerly known as Powerbridge Technologies Co., Ltd.), appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

April 25, 2025